Exhibit 99.1

          Contango Announces Results of Operations for the Fiscal Year
                   Ended June 30, 2004 and Updates Operations

    HOUSTON--(BUSINESS WIRE)--Sept. 27, 2004--Contango Oil & Gas Company (AMEX:MCF) reported net income attributable to common stock for the year ended June 30, 2004 of $7.1 million, or $0.68 per basic share and $0.58 per diluted share, compared to a net loss attributable to common stock for the year ended June 30, 2003 of $4.9 million, or $0.54 per basic and diluted share. Natural gas and oil sales for the year ended June 30, 2004 were $27.6 million. Natural gas and oil sales for the year ended June 30, 2003 were $33.9 million. After reflecting gains and losses from hedging activities, total revenues for the year ended June 30, 2004 were $27.7 million, compared to total revenues for the year ended June 30, 2003 of $28.2 million. EBITDAX for the year ended June 30, 2004 was $29.0 million, up from EBITDAX for the year ended June 30, 2003 of $20.9 million.
    For the three months ended June 30, 2004, Contango had a net loss of $1.1 million, or $0.09 per basic and diluted share. Total revenues for the three months ended June 30, 2004 were $6.8 million. EBITDAX for the three months ended June 30, 2004 was $5.0 million.
    Total proved reserves as of June 30, 2004 were 15.6 billion cubic feet of natural gas and 297,000 barrels of oil. The present value of estimated future cash flows before income taxes as of June 30, 2004, based on a Houston Ship Channel price of $5.90 per MMbtu of natural gas ($6.16 per MMbtu NYMEX) and $37.05 per barrel of oil (NYMEX) and discounted at 10% per annum, was $59.8 million. Proved developed reserves represented all of the Company's total proved reserves.
    Kenneth R. Peak, Contango's chairman and chief executive officer, said, "I am pleased with our financial results for fiscal year 2004, especially our EBITDAX of $29.0 million on revenues of $27.6 million. Our Freeport LNG project achieved several important milestones, including FERC approval and our plant's 1.5 Bcf per day of send-out capacity is now fully subscribed. Ground-breaking and construction are expected to begin before year end. We also continue to make significant progress in our offshore exploration program. Our partially owned subsidiaries were the high bidders on 24 blocks in the March 2004 Central Gulf of Mexico lease sale. We now have five prospects farmed-out, and our EI113-B prospect is drilling.
    "Our fiscal year 2004 onshore exploration program was a disappointment. Although we participated in the drilling of 14 exploratory wells, eight of which were successful, we only found 1.7 Bcfe, far short of replacing our 5.0 Bcfe of fiscal year 2004 production. We expect to participate in 5 to 7 onshore exploration wells over the next 6 to 9 months. Financially, our bank line has just been renewed at $21 million, and we have $1.0 million of debt currently outstanding. Production is running at 15 MMbtue per day, with monthly EBITDAX of $1.5 to $2.0 million projected through December 2004."
    Contango is a Houston-based, independent natural gas and oil company. The Company explores, develops, produces and acquires natural gas and oil properties primarily onshore in the Gulf Coast and offshore in the Gulf of Mexico. Contango also owns a 10% partnership interest in Freeport LNG Development L.P., which is developing a 1.5 billion cubic feet per day LNG terminal in Freeport, Texas, and a 32% interest in Contango Capital Partnership Management, LLC, which was formed to invest in the alternative energy venture capital market with a focus on environmentally preferred energy technologies. Additional information can be found on our Web page at www.contango.com.
    This press release contains forward-looking statements that involve risks and uncertainties, and actual events or results may differ materially from Contango's expectations. The statements reflect Contango's current views with respect to future events that involve risks and uncertainties, including those related to successful negotiations with other parties, oil and gas exploration risks, price volatility, production levels, closing of transactions, capital availability, operational and other risks, uncertainties and factors described from time to time in Contango's publicly available reports filed with the Securities and Exchange Commission.



              CONTANGO OIL & GAS COMPANY AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF OPERATIONS

                                          Year Ended June 30,
                                 -------------------------------------
                                   2004         2003         2002
                                ------------ ------------ ------------
REVENUES:
  Natural gas and oil sales     $27,629,814  $33,919,126  $23,901,995
  Gain (loss) from hedging
   activities                        58,171   (5,708,958)   5,016,173
                                ------------ ------------ ------------
    Total revenues               27,687,985   28,210,168   28,918,168
                                ------------ ------------ ------------

EXPENSES:
  Operating expenses              3,888,185    5,736,454    3,904,541
  Exploration expenses            9,873,164   17,922,116    2,694,425
  Depreciation, depletion and
   amortization                   6,989,428    8,787,794    8,593,635
  Impairment of natural gas and
   oil properties                    42,995      181,610      527,150
  General and administrative
   expense                        2,695,592    2,063,503    2,901,566
                                ------------ ------------ ------------
    Total expenses               23,489,364   34,691,477   18,621,317
                                ------------ ------------ ------------

INCOME (LOSS) FROM OPERATIONS     4,198,621   (6,481,309)  10,296,851

Interest expense                   (362,127)    (710,587)    (285,159)
Interest income                      38,182       30,359      194,905
Gain on sale of marketable
 securities                         710,322      451,500            -
Gain on sale of assets and other  7,171,704       39,230      373,539
                                ------------ ------------ ------------
INCOME (LOSS) BEFORE INCOME
 TAXES                           11,756,702   (6,670,807)  10,580,136

(Provision) benefit for income
 taxes                           (4,056,353)   2,334,782   (4,003,154)
                                ------------ ------------ ------------

NET INCOME (LOSS)                 7,700,349   (4,336,025)   6,576,982
Preferred stock dividends           620,000      600,000      600,000
                                ------------ ------------ ------------

NET INCOME (LOSS) ATTRIBUTABLE
 TO COMMON STOCK                 $7,080,349  $(4,936,025)  $5,976,982
                                ============ ============ ============

NET INCOME (LOSS) PER SHARE:
  Basic                               $0.68       $(0.54)       $0.55
                                ============ ============ ============
  Diluted                             $0.58       $(0.54)       $0.48
                                ============ ============ ============

WEIGHTED AVERAGE COMMON SHARES
 OUTSTANDING:
  Basic                          10,484,078    9,129,169   10,841,665
                                ============ ============ ============
  Diluted                        13,279,862    9,129,169   13,711,597
                                ============ ============ ============


              CONTANGO OIL & GAS COMPANY AND SUBSIDIARIES
       PRODUCTION, PRICES, OPERATING EXPENSES, EBITDAX AND OTHER

                                             Year Ended June 30,
                                      --------------------------------
                                        2004       2003       2002
                                      ---------- ---------- ----------
Natural gas and oil sales ($000)        $27,630    $33,919    $23,902
EBITDAX ($000)(1)                       $28,986    $20,901    $22,486

Production:
  Natural gas (thousand cubic feet)   4,328,507  6,016,395  6,981,909
  Oil and condensate (barrels)           99,492    138,569    186,274
    Total (thousand cubic feet
     equivalent)                      4,925,459  6,847,809  8,099,553

  Natural gas (thousand cubic feet
   per day)                              11,827     16,483     19,129
  Oil and condensate (barrels per day)      272        380        510
    Total (thousand cubic feet
     equivalent per day)                 13,459     18,763     22,189

Average sales price:
  Natural gas (per thousand cubic
   feet)                                  $5.65      $5.00      $2.94
  Oil and condensate (per barrel)        $31.99     $27.90     $21.44
    Total (per thousand cubic feet
     equivalent)                          $5.61      $4.95      $3.03

Selected data per Mcfe:
  Production and severance taxes          $0.16      $0.35      $0.20
  Lease operating expense                 $0.63      $0.48      $0.28
  General and administrative expense      $0.55      $0.30      $0.36
  Depreciation, depletion and
   amortization of natural gas and oil
   properties                             $1.39      $1.24      $1.05

1. EBITDAX represents earnings before interest, income taxes, depreciation, depletion and amortization, impairment expenses, exploration expenses, including gain (loss) from hedging activities, and sale of assets and other. We have reported EBITDAX because we believe EBITDAX is a measure commonly reported and widely used by investors as an indicator of a company's operating performance and ability to incur and service debt. We believe EBITDAX assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion and amortization, impairment of natural gas and oil properties and exploration expenses, which can vary significantly depending upon accounting methods. EBITDAX is not a calculation based on U.S. generally accepted accounting principles and should not be considered an alternative to net income (loss) in measuring our performance or used as an exclusive measure of cash flow because it does not consider the impact of working capital growth, capital expenditures, debt principal reductions and other sources and uses of cash, which are disclosed in our statements of cash flows. Investors should carefully consider the specific items included in our computation of EBITDAX. While we have disclosed our EBITDAX to permit a more complete comparative analysis of our operating performance and debt servicing ability relative to other companies, investors should be cautioned that EBITDAX as reported by us may not be comparable in all instances to EBITDAX as reported by other companies. EBITDAX amounts may not be fully available for management's discretionary use, due to requirements to conserve funds for capital expenditures, debt service, preferred stock dividends and other commitments.

    A reconciliation of EBITDAX to income (loss) from operations for the periods indicated is presented below.

                                                Year ended June 30,
                                            --------------------------
                                              2004     2003     2002
                                            -------- -------- --------
                                                      ($000)
Income (loss) from operations                $4,199  $(6,481) $10,297
Exploration expenses                          9,873   17,922    2,694
Depreciation, depletion and amortization      6,989    8,788    8,594
Impairment of natural gas and oil properties     43      181      527
Gain on sale of marketable securities           710      452        -
Gain on sale of assets and other              7,172       39      374
                                            -------- -------- --------
  EBITDAX                                   $28,986  $20,901  $22,486
                                            ======== ======== ========



    CONTACT: Contango Oil & Gas Company, Houston
             Kenneth R. Peak, 713-960-1901
             www.contango.com